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                                                                       EXHIBIT 5

VIA EDGAR
---------


August 27, 2001

First SunAmerica Life Insurance Company
1 SunAmerica Center
Los Angeles, CA 90067

Ladies and Gentlemen:

Referring to the Registration Statement on Form S-3 filed August 27, 2001 (the "Registration Statement") by First SunAmerica Life Insurance Company ("First SunAmerica") with the Securities and Exchange Commission, under the Securities Act of 1933, as amended, I am of the opinion that:

     1) First SunAmerica is a duly organized and existing stock life insurance company under the laws of the State of New York; and

     2) the annuity contracts being registered by the Registration Statement will, upon sale thereof, be legally issued, fully paid and nonassessable, and, to the extent that they are construed to constitute debt securities, will be binding obligations of First SunAmerica, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally.

I am licensed to practice law only in the State of California, and the foregoing opinions are limited to the laws of the State of California, the general corporate law of the State of New York and federal law. I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement.

I further consent to the incorporation by reference of this opinion with respect to future filings under Rule 462(b) of the Securities Act of 1933 for the sole purpose of registering additional securities.

Very truly yours,


Christine A. Nixon